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This filing consists of a Merck & Co., Inc. (“Merck”) Business Briefing Integration Presentation and Transcript, presented to Merck employees on April 21, 2009, in connection with the proposed transaction between Merck and Schering-Plough Corporation.

Merck/Schering-Plough Integration Update

April 21, 2009

MERCK

Forward-Looking Statements

This communication contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on Merck's and Schering-Plough's managements' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect either companies' business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of either companies' annual reports on Form 10-K for the year ended December 31, 2008, in their respective quarterly reports on Form 10-Q and in their respective current reports on Form 8-K, including, the current report on Form 8-K filed by Merck on March 10, 2009, each of which is incorporated by reference.

These reports are available at www.merck.com and www.schering-plough.com.

MERCK

Richard T. Clark

Chairman, President
and Chief Executive Officer

MERCK

Integration Process Driven in 4 Stages

Overall integration objectives:

- **Preserve and grow value through strong complementary portfolio, combined people strength and expanded global presence**
- **Enhance R&D pipeline**
- **Deliver synergies**

Phase 1: Mobilize

Announcement (March 9)

- **Listen and Learn**
- **Define integration architecture**
- **Staff IMO and other integration teams**
- **Set top-down targets**
- **Mobilize the integration teams**

Phase 2: Plan

Teams Kickoff (from April 6)

- **Assess revenue and cost synergies**
- **Design plan to capture synergies and other value-creation opportunities**
- **Ensure customer focus embedded in plans**
- **Retain key talent**
- **Plan people-selection process**
- **Plan for Day 1 and value capture**

Phase 3: Lock-In

Day 1 Readiness

- **Finalize the functional/divisional Day 1 and Day 100 plans**
- **Confirm/Announce structures and key management assignments**
- **Commit to implementing plans**
- **Lock-in synergies into P&Ls**

Phase 4: Implement

Day 1 Onward

- **Implement Day 1 and Day 100 plans**
- **Make and announce people decisions**
- **Develop and implement post 100 day plans**
- **Hand over to the line**
- **Realize and track results**

MERCK

Moving From *Mobilize* to *Plan:* April 6-7 Kick-Off Meeting

Collaboration and Respect + *Voices of the Stakeholders*

- GOALS FOR DIVISIONAL AND FUNCTIONAL TEAMS
  - Developed robust charter statements
  - Scoped out critical day 1 activities and milestones
  - Identified interdependencies
  - Incorporated Voices of the Stakeholders
  - END RESULT: Unique level of planning
- WORKING RELATIONSHIPS
  - Fostered collaborative partnership across two companies
- NEXT STEPS
  - Creating plans to support critical milestones
  - Assessing synergies and looking at value creation
  - Building approach for organizational design and talent selection

MERCK

Transforming Culture for the New Merck

CUSTOMER FOCUS

Deliver value to customers

Customer feedback informs planning

Every organization and function drives customer value

COURAGE AND CANDOR

Challenge status quo

Open, candid debate

Fact-based communication

Innovate

Take appropriate risks, accept failure

Be respectful, but honest

RAPID AND DISCIPLINED DECISION-MAKING

Move quickly on high priority issues

Decision made/ Discussion ends

Competitive timing

Decisions informed by transparent data

MERCK

MERCK
Moderator: Richard T. Clark
04-21-09
Confirmation # 91167693

MERCK

Moderator: Richard T. Clark
April 21, 2009

Richard Clark:
So, this is the next agenda item and we’re going to talk a little bit about the integration update. As you know, Adam Schechter has been appointed to be the lead integrator for Merck on the merger and he’s doing a great job of putting our team together and interfacing the Schering-Plough team as well.

Over the last two weeks with EC and myself, we spent a great deal of time at Schering-Plough. I think my count was up to like 11 town halls that I did with Schering-Plough employees. We’ve had meetings with each function and division to the EC colleagues at that time and our counterparts.

I’ve been very encouraged by the meetings. A lot of enthusiasm obviously on the merger and the potential from a Schering-Plough standpoint. I’ve been very impressed with the people I've met. I’ve been very impressed with many of their programs and processes. I’ve been very impressed with their facilities as well. I’ve been able to visit several of their facilities.

And so, you know, I think it’s getting off to a great start and, you know, the message that we give which we truly believe is that the merged combined company will be much stronger than either Merck or Schering-Plough as separate organizations. And as we said after the March 9th announcement there, there really are great aspects of both companies so that we put the best programs, the best processes, the best people from each of our companies to gather and to create a new and better company.

And if we do that, if we do that successfully, then we will set a new standard for this industry. But I don’t believe that’s been done before. And I think this is a great opportunity to take the collective talent and capabilities of all of our employees from the both companies and really create a new Merck for the future.

And so with that, I will turn it over to Adam who will give us an update now.

Adam Schechter:	Okay. Thank you, Dick.

It’s a pleasure to be here today. Good morning. We’re at Week 7 of integration planning. I think we’ve accomplished a lot, but we sure have an awful lot of work ahead of us.

What I want to do this morning is give you a sense of how we’re approaching integration planning -- the process that we’re using and how we’re moving forward -- then give you a sense of how we’re working closely with our colleagues at Schering-Plough and how the teams are going to be working together to ensure we’re successfully planning for the future. And then lastly, I want to talk a little bit about culture and how we’re going to use the integration to really fundamentally change some things about our culture that we’ve wanted to work upon for some time.

So let me start with the process that we’re going to use in order to really plan for integration.

The first phase was all about mobilization. It was standing up the IMO, that’s the Integration Management Office, and it was making sure that we had the right teams in place so we can think about the integration in the appropriate way.

We built the teams based upon divisions and functions. But we also spent a lot of time thinking about where the value comes from the integration of the two companies together. It comes from obviously having a very strong in-line portfolio that will better meet the needs of our customers and our patients. The value comes from the pipeline that we’re putting together and the great synergies that we have across the two companies and our late-stage and early-stage pipelines.

The benefit comes from the fact that we’ll be a much more diverse company, not only in terms of having animal health and consumer health, but also in terms of our sales coming from outside the US.

The benefit comes from the synergies that we can get by reducing redundancies and finding ways to better manage both companies once they’re integrated together.

So the benefit also comes obviously from the people. And when you go to Schering-Plough and you interact with the people at Schering-Plough, you realize how many great people there really are over in that organization.

So the more I interact -- and I’m spending about one to two days every week at Schering-Plough -- the more excited I get about the pipeline, about the in-line products, about the people they have, about the future of the combined company coming together.

So when we built the integration office, we made sure that we were really thoughtful about not only their divisions and their functions and how we’re going to integrate them, but how we really take advantage of the value that we get from the joint companies together.

So that was what the mobilization phase was all about. Since then, we moved on into a planning phase. That started on April 6 where we had a kick-off meeting with both Merck and Schering-Plough colleagues together. And I’ll talk a little bit more about that in a moment.

But the planning phase is really about three things. Number 1, ensuring that we’re ready for Day 1. And Day 1 is the day that we announce the close of the - where the companies become one organization together. That’s Day 1. So we have to make sure that on that first day, we can manage our business, we have business continuity, we could make sure that we meet the needs of our customers and our patients and we can adhere to all the laws and the regulations that we have to work with then in this industry. So we have to make sure we’re really ready for Day 1.

The second thing we want to make sure of as we plan is that we’ve got a long-term plan so that we understand what the company will look like 100 days out and then later on, even what it looks like years out.

The other thing that we want to do in the planning phase is start to think about how we’re going to do talent assessment, how we’re going to build the structures and our principles for how to build a new company and put the structures together so we’re one company. And it really is all about thinking about Day 1 in the future, how you bring the two companies together and building a plan to do that. And that’s the phase that we’re in right now which is planning.

The next phase is all about locking in. And as we get closer to knowing when the close is going to happen -- we believe it’s going to happen in the fourth quarter of this year, that’s what we’re planning for -- then we’ll be able to lock in on a date.

Once we do that, we basically commit to the Day 1 plans and we commit to a 30-day plan. We identify the people that will be responsible for ensuring that we’re successful with the Day 1 plan. And we actually start to build in all the numbers into the P&L. So if there’re synergy targets, if there’s other targets , they get built into the P&L. And at that point, we basically we’ve got our plan, we’re ready to go and we’re locked in.

And then Phase IV is actually implementing. That’s after Day 1 when we move together forward as one company and we’re going to have to work together as one company to actually execute the plan and what we’ve locked in to achieve.

So this is basically the four-state process that we’re going through. We’re still in the middle of the planning phase. And the planning phase was kicked off with the joint meeting at off-site for two days with both members of Schering-Plough and Merck. We’ve brought the functional leads for the IMO together with their key counterparts at Schering-Plough.

What we did there was we spent the majority of the time really identifying the charters for each team, understanding exactly what they have to do in order to be ready for Day 1. That was the primary focus of the meeting is making sure we outline everything on how to get done so we could successfully manage the business, so we can make sure that we took are of our customers and that we’re adhering to all the laws and the regulations that we have to adhere to in Day 1.

The second thing that we did at that meeting is we’ve started to look at the interdependencies across the different divisions and functions. We started to think about on Day 1 if we have to get this done in MRL, is there an impact on MMD. And in MMD if we have to get this done how is HR going to be helping us.

So, we thought about it from a divisional and functional area, but then we thought about it across the areas to make sure that we’re thinking very broadly about the work that we have to do realizing that we’re very dependent upon the different functions and divisions across Merck. And that’s what we did for the second day of that meeting, focused on interdependencies.

I can tell you at the end of the day, if you talk to people at Schering-Plough, I think what they would say is they were very encouraged by how open Merck was to hearing their ideas, to collaborating with them, to being open-minded about different ways to think about things. And I think if you talk to the people at Merck, they would say they were very encouraged by the openness of the people at Schering-Plough wanting to be part of this, wanting to share their ideas.

Schering-Plough recently went through their own integration with Organon, and many people at that meeting were key people in that integration. So they understood some of the things that we’re facing now and some of the things that we’ll be facing in the future. I think the Merck people would say it was a very productive meeting and we were able to learn a lot and share a lot.

But in addition to that, we wanted to make sure that we started to think about culture and how we wanted to change the culture of the combined company moving forward. So part of the meeting we actually had focused on what we called Voices of the Stakeholders. Throughout the two-day meeting, we were hearing from customers. We actually went out and interviewed customers, and they were telling us how mergers impact them. They gave us ideas on things we should consider as we think about the merger to ensure that we meet their needs. They told us things that they were disappointed about in the past mergers that they saw and they told us things that we can do better in the future as we pull our merger together.

We talked to shareholders and got a sense from them how they think about mergers. We talked to employees to understand the anxieties, the things that they’re thinking about what’s on their mind, what they’re most concerned about.

At the end of the day, what we really tried to do is make sure we were listening to the appropriate stakeholders so that we build in their thoughts and their mindsets into the entire integration process. And that was part of what we were trying to do in order to change the culture of the two companies.

At EC a couple of weeks ago, we came and we had a three-hour discussion on culture. And we brought the original culture aspiration that we put together as part of the Plan to Win for Merck. And then we pulled together the culture aspiration that they have at Schering-Plough. The overlap was truly remarkable. I mean, both companies had aspirations that were extremely similar.

We then looked at the survey results that we have for how well we were achieving our cultural aspiration and I think everybody’s really going to admit that still have some things that we can significantly improve upon.

And we also looked at the surveys that they had at Schering-Plough and got the most recent data we can get from there to understand how they’re doing towards their aspiration. And they still have many things that they’re trying to work on in order to do better.

So I think the good news is our aspirations are the same, but I also think the good news is we both realized that there are things we can do to be better at the things that we want to achieve.

So I wanted to start by saying that for the culture that we’re trying to do to really put in place at the new company that it’s based upon a foundation, right, the foundation of integrity and ethics, a basis of making sure we have scientific excellence and that we put patients first and we continue to think about the patients that we serve.

And that’s the core of what we’re doing and I think we continue to do that well.

But in addition to that, there are three areas that we want to change significantly and use the integration as a catalyst for the new company to really make sure we embed these things into the DNA of our new company.

And those things are customer focus, making sure that we continue to think about our customer in everything that we do. And I can tell you as part of the integration process, we are having a significant amount of time. We’re spending about - spending time about understanding the impact of everything we’re going to do on our customers and having their point of view and thinking about the impact we’re going to have on them, and we’re building them into the processes that we’re putting together for the integration.

The second thing that we want to improve upon and use the integration to help us with is courage and candor, making sure that people are challenged status quo, that they feel comfortable, truly comfortable speaking up, debating what’s important, that people feel they have the opportunity to say what’s on their mind and challenge ideas, that we take appropriate risks, that we accept failure at times.

So, we’re really trying to make sure that as we build new processes for the integration that we build this mindset into the way we work everyday. And I think if you look at some of the discussions that we’ve already had between Merck and Schering-Plough and Merck and Schering-Plough together, you’re starting to see people really challenge one another in spirited way, in a good way, respectful but being very upfront and honest about what people are feeling and what they’re thinking. And we’re going to continue to make sure that we have that type of process moving forward so that we really build in to the integration courage and candor.

And then the third thing that we’re really trying to embed in everything that we’re doing is rapid and disciplined decision-making. I can tell you, everyday there’s literally hundreds of decisions that we have to make in order to prepare for the integration. And in a short period of time with the number of teams that we’re going to have up and running, there will be thousands of decisions that we have to make in order to keep things moving forward and stay on time.

And we really have to make sure that we’re thoughtful, but that we move fast and make decisions quickly, that we prioritize -- and I think that’s something that we haven’t done very well in the past. We’re going to have to prioritize and decide what’s most important to make decisions to move quickly on. And that we also have to make sure that we have transparent discussions and transparent data to affirm those decisions.

So at the end of the day, we realized you can’t change everything about culture through any type of integration or any type of process. We’re keeping our foundation, but we’re adding three core elements to everything that we do. And you’ll see more and more of this as you see the way in which we’re approaching integration.

So the last thing I’ll update you on is what we’re doing right now and what you can expect to see from us over the next several weeks and months.

Right now, all of the teams are continuing to focus on Day 1 activities and are continuing to focus on the interdependencies across the divisions and functions. While that is occurring and the teams are focused on that, we’re going to have discussions at EC about principles, principles for how we want to structure the new organization, principles about how we want to do talent assessment, principles about how we want to make sure that we have the right people involved at the right time. And those things will be going to EC over the next several weeks so that we figure in about 45 days or so, we’ll be ready to start sharing our thoughts and the principles and the processes that we’ll use to think about structure and talent assessments and how we’re going to organize ourselves moving forward in the future.

The only thing I can tell you is that we will not have everything down to the level that people are hoping as fast as people are hoping. We’ll have those things organized at the highest levels from the beginning. As you can imagine, when the combined company has 106,000 people and a number of therapeutic areas we have now, the number of sites that we have, the number of different facilities that we have, it takes a long time in order to inform everything that I know people are going to want to know.

So, we promise to be transparent. We promise to tell you what we can tell you, when we can tell you it. But we’re also going to tell you when there are things that we just don’t know yet and we just can’t answer yet. I know at times that’s frustrating, but it’s better to be frustrated and honest than it is to tell you something that we just can’t stand behind at that point in time.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s 2008 Annual Report on Form 10-K and each company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).

Additional Information

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC.  Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information.  Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on March 13, 2009.  Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.